Exhibit 4.6
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
PALM, INC.
INTO
PALMONE, INC.
     Pursuant to Section 253 of the General Corporation Law of the State of Delaware, palmOne, Inc. (the “Company”), a corporation organized and existing under the laws of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Company was incorporated as Palm, Inc. on December 17, 1999 pursuant to the General Corporation Law of the State of Delaware.
SECOND: That the Company changed its name to palmOne, Inc. effective as of October 29, 2003 pursuant to the merger of PLMO Merger Corporation with and into Palm, Inc.
THIRD: That the Company owns all of the outstanding shares of the capital stock of Palm, Inc., a corporation incorporated on July 7, 2005 pursuant to the General Corporation Law of the State of Delaware.
FOURTH: That the Company, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent effective as of July 11, 2005, determined to merge Palm, Inc. with and into the Company:
WHEREAS, the Company owns all of the outstanding capital stock of Palm, Inc., a Delaware corporation (“Palm”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined it to be advisable and in the best interests of the Company and its stockholders to merge Palm with and into the Company pursuant to Section 253 of the Delaware General Corporation Law to change the Company’s name to “Palm, Inc.”
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes the Company to merge with Palm, with the Company being the surviving corporation, and to assume all of Palm’s liabilities and obligations (the “Merger”).

RESOLVED FURTHER, that the Merger shall be effective on July 14, 2005 in connection with the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.
RESOLVED FURTHER, that upon the effectiveness of the Merger, the name of the Company shall be changed to “Palm, Inc.” and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:
“ARTICLE I
The name of the Corporation is Palm, Inc. (the “Corporation”).”
RESOLVED FURTHER, that the Board of Directors hereby authorizes and directs the appropriate officers of the Company (the “Authorized Persons”), and each of them, to execute and file all documents, including a Certificate of Ownership and Merger, and to take all other actions which they deem necessary or desirable to carry out the intent or accomplish the purposes of the foregoing resolutions.

     IN WITNESS WHEREOF, palmOne, Inc. has caused this certificate to be signed by Mary E. Doyle, its Senior Vice President, this 11th day of July 2005.

PALMONE, INC.
By:	/s/ Mary E. Doyle
	Name:	Mary E. Doyle
	Title:	Senior Vice President